Exhibit 10.1

PRIVATE AND CONFIDENTIAL

Date:	February xx, 2011

To:	«Name»
«Job_Title»

From:	Punam Mathur
Vice President, People Resources

Re:	«Plan_Year» PERFORMANCE UNITS AWARD
On «Grant_Date» the Board of Directors authorized your participation in the NV Energy, Inc. 2004 Executive Long-Term Incentive Plan (the “Plan”) for 2011. This document provides a brief summary of your rights under the Plan and the terms and conditions of this grant of Performance Units. It is important that you sign this agreement, return the original to Compensation, and retain a copy for your files.
The Plan provides complete details of your rights under the Plan, as well as all of the conditions and limitations affecting such rights. If there is any inconsistency between the terms of this summary and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this summary. Unless otherwise defined herein, capitalized terms shall have the same meaning as their definitions in the Plan.
The Board of Directors specifically designates Officers and Executives that are eligible to participate in the Plan. Officers, Executives, and other selected employees are considered “insiders” and their ability to purchase and sell NVE shares will be subject to insider trading and reporting rules of the SEC. The Performance Units granted to you under the Plan are nontransferable, other than by will or by the laws of descent and distribution.
Overview of Your Performance Units
1.	Number of Performance Units Granted: «Perform_Shares_»
2.	Date of Grant: «Grant_Date»
3.	Length of Performance Period: The Performance Period began on January 1, 2011 and is scheduled to end on December 31, 2013.
Determination of Number of Performance Units Earned: The performance measure for this grant was established by the Board of Directors to be Total Shareholder Return. The measurement compares NVE stock price appreciation plus dividends over a three-year period against the Total Shareholder Return of the other companies that have been in the S&P Super Composite Electric Utilities Index over the Performance Period.

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The number of Performance Units to be earned will be based on the following table, with the amount of Performance Units to be awarded proportionately adjusted to the extent performance is between the values set forth in the table.

Performance	Shares to be Delivered
Below 35th Percentile	0% of Grant
35th Percentile	50% of Grant
50th Percentile	100% of Grant
75th Percentile	150% of Grant
4.	Final Award Determination: The initial number of Performance Units granted will be modified, as determined above, based on the performance measure.

5.	Pay-out of Performance Units: Subject to the terms of the Plan, you will receive a pay-out of the aggregate value of your earned Performance Units at the end of the Performance Period. The pay-out of the aggregate value of your Performance Units will be made in a single lump sum within 70 days following the end of the Performance Period in the form of shares, less applicable taxes

6.	Payment of Dividends: No provision is made for any payment of dividends or dividend equivalents during the performance period for these Performance Units.

7.	Termination of Employment:
a.	By Death, Disability, or Retirement: In the event your employment is terminated during a Performance Period by reason of death, Disability, or Retirement, you or your designated beneficiary will receive a prorated pay-out of the Performance Units. The amount of pay-out shall be determined based on the length of time you held the Performance Units during the Performance Period and the achievement of the pre-established performance goals for the entire performance period. The Committee shall have sole discretion to determine the degree to which the performance goals have been attained. Payment will be made at the same time payments are made to Participants who did not terminate employment during the Performance Period. For the purpose of this award, “Retirement” shall mean termination of employment with the Company and its affiliates after (1) attaining age 55 with 10 years of service or (2) attaining age 60 with five years of service. For the purpose of the preceding sentence, service shall be measured by completed calendar months of employment.

b.	For Other Reasons: In the event your employment is terminated for any other reason prior to the Committee’s determination of the amount of ,Performance Units that have been earned, your Performance Units shall be forfeited to the Company, unless otherwise directed by the Committee.
8.	Confidentiality. By signing this document, you agree that the existence and all terms of this award are confidential and may not be disclosed by you to any third parties (including coworkers), except that you may disclose this award to your immediate family members, your financial, tax and legal advisors, or as may be required by law or by any compulsory judicial or administrative process.

«Name»	Private and
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9.	Change in Control. In the event the Performance Units are assumed by an acquiring company as part of a corporate reorganization, the performance target shall be deemed satisfied at 100% and the payment of the Performance Units shall only be subject to the continued employment of the Participant through the Performance Period (or termination under section 7(a)). In addition, the terms of the Company’s change-in-control policy, as it may be adopted from time to time, shall apply. If the Performance Units are not assumed, they shall be paid out at 100% immediately before the consummation of any transaction in which the Company is not the surviving Company.

10.	Clawback. This Award and any resulting payment or shares is subject to set-off, recoupment, or other recovery or “claw back” as required by applicable law or by any Company policy on the claw back of compensation, as amended from time to time.
Please acknowledge your receipt of this document by signing the following representation:
Executive Long-Term Incentive Plan
2011-2013 Performance Units
Date of Grant: «Grant_Date»
Acknowledgement of Participation
By signing a copy of this Agreement I acknowledge that I have read the Plan and that I fully understand all of my rights under the Plan and this summary, as well as all of the terms and conditions which may limit my eligibility to receive a pay-out with respect to the Performance Units granted under the Plan. Without limiting the generality of the preceding sentence, I understand that my right to receive a pay-out with respect to the Performance Units granted to me under the Plan is conditioned upon my continued employment with the Company, that the Plan can be terminated at any time and that the Board reserves the right, at its sole discretion, to determine whether there shall be awards and the amounts thereof under the Plan, and that its discretion need not be exercised uniformly or consistently.

By
«Name»

Date __________________

Please refer any questions you may have regarding your Performance Units to Jennifer Oswald, Staff Compensation Consultant at (702) 402-2247.
cc: Investor Relations
/PR-Compensation